Exhibit 10.1

June 12, 2015

Mr. Stephen Pusey

(via email)

Dear Steve,

On behalf of the Board of Directors (the “Board”) of FireEye, Inc. (the “Company”), we are pleased to inform you that our Nominating and Corporate Governance Committee has nominated you for election as a member of our Board and our Audit Committee. This offer is subject to final approval by our Board and election as a member of our Board and Audit Committee.

As you are aware, the Company is a Delaware corporation and therefore your rights and duties as a Board member are prescribed by Delaware law and our charter documents, as well as by the policies established by our Board from time to time and the rules and regulations of the U.S. Securities and Exchange Commission and The NASDAQ Stock Market. As you are also aware, upon your formal appointment to the Board, you will become a Section 16 reporting person of the Company. You may also be requested to serve as a director of one or more of our subsidiaries in which case you may be subject to other laws while serving in such a capacity. In addition, please note that, as a director, you will be subject to the corporate policies of the Company, including but not limited to the Company’s Code of Business Conduct and Ethics Policy, External Communications (Regulation FD) Policy, Anti-Corruption Policy, Insider Trading Policy and Stock Ownership Guidelines.

As a non-employee member of our Board, you will be asked to serve on one or more committees of our Board. You will be appointed by our Board to serve on the Audit Committee and possibly additional committees. In addition to committee meetings, which shall be convened as needed, our Board meetings are generally held quarterly at the Company’s offices in Milpitas, California. We would hope that your schedule would permit you to attend all of the meetings of the Board and any committees of which you are a member. In addition, from time to time, there may be telephonic meetings to address special matters.

It is expected that during the term of your Board membership with the Company you will not engage in any other employment, occupation, consulting or other business activity that competes with the business in which the Company is now involved in or becomes involved in during the term of your service to the Company, nor will you engage in any other activities that conflict with your obligations to the Company.

If you decide to join the Board and to serve on the Audit Committee, then at the time of your election as a member of the Board, you will be granted an award of restricted stock units (“RSUs”) with a total value of $400,000 (the “Initial Award”) (with the number of shares subject thereto determined based on that total value, but rounded down to the nearest whole share), pursuant to the Company’s Outside Director Compensation Policy adopted August 1, 2014, as it may amended from time to time (the “Outside Director Compensation Policy”). The Initial Award will be subject to the terms and conditions of our 2013 Equity Incentive Plan (the “Plan”) and our standard form of RSU agreement thereunder. Subject to the Outside Director Compensation Policy and the Plan, the Initial Award will vest as to one-third (1/3rd) of the RSUs subject to the Initial Award on each anniversary of the date of grant, in each case subject to you continuing to serve as a Board member through the applicable vesting date. Furthermore, after becoming a member of the Board, you will be entitled to receive additional annual equity awards in accordance with the terms and conditions of the Outside Director Compensation Policy.

In accordance with the terms of the Outside Director Compensation Policy and the Plan, in connection with a Change in Control (as defined in the Plan), all RSUs subject to the Initial Award granted in accordance with the foregoing provisions shall vest in full if the successor corporation does not assume or substitute for the Initial Award or your status as a director of the Company or the successor corporation, as applicable, is terminated other than upon a voluntary resignation by you (unless such resignation is at the request of the acquirer).

FireEye, Inc., 1440 McCarthy Blvd., Milpitas, CA 95035 | +1 408.321.6300 | +1 877.FIREEYE (347.3393) | info@FireEye.com | www.FireEye.com	1

Mr. Stephen Pusey

June 12, 2015

The payment of compensation to Board members is subject to many restrictions under applicable law, and as such, you should be aware that the compensation set forth above is subject to such future changes and modifications as the Board or its committees may deem necessary or appropriate. In addition, please note that unless otherwise approved by our Board or required under applicable law, directors of our subsidiaries shall not be entitled to any compensation.

You shall be entitled to reimbursement for reasonable expenses incurred by you in connection with your service to the Company and attendance of Board and committee meetings in accordance with the Company’s established policies.

Please note that nothing in this letter or any agreement granting you equity awards should be construed to interfere with or otherwise restrict in any way the rights of the Company, its Board or stockholders from removing you from the Board or any committee in accordance with the provisions of applicable law. Furthermore, except as otherwise provided to other non-employee Board members or required by law, the Company does not intend to afford you any rights as an employee, including without limitation, the right to further employment or any other benefits.

This letter sets forth the entire agreement and understanding between you and the Company relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between you and the Company relating to the subject matter hereof.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms by signing both the enclosed duplicate and original letter and returning them to me. By signing this letter you also represent that the execution and delivery of this agreement and the fulfillment of the terms hereof will not require the consent of another person, constitute a default under or conflict with any agreement or other instrument to which you are bound or a party.

On behalf of the Company it gives us great pleasure to welcome you as a member of our Board. We anticipate your leadership and experience shall make a key contribution to our success at this critical time in our growth and development.

Yours very truly,

/s/ William M. Coughran Jr.

William M. Coughran Jr. on behalf of

the Nominating and Corporate Governance Committee

FireEye, Inc.

Acknowledged and agreed to as of this

13th day of June, 2015

/s/ Stephen Pusey
Stephen Pusey

FireEye, Inc., 1440 McCarthy Blvd., Milpitas, CA 95035 | +1 408.321.6300 | +1 877.FIREEYE (347.3393) | info@FireEye.com | www.FireEye.com	2